Exhibit 99.1

Stoneridge Acquires Strategic Technology Partner Orlaco

Transaction expected to be accretive in 2017

Novi, Michigan, February 1, 2017 -- On January 31, 2017 Stoneridge, Inc. (NYSE: SRI), completed the acquisition of Orlaco Products BV, a leading supplier of vehicle camera solutions in a transaction that is expected to be accretive to Stoneridge’s 2017 earnings per share.

Highlights

•	Compelling strategic rationale that enhances Stoneridge’s vision and safety product portfolio

•	Orlaco is an industry leader in camera-based vision systems

•	Continues to diversify Stoneridge’s served markets and enhance its technology content per vehicle

•	Purchase consideration of €75M on a debt-free, cash-free basis, with additional contingent consideration of up to €7.5M based on financial performance

•	Orlaco management expects 2016 adjusted operating profit of €8.5M – €9.5M on revenue of €50M – €53M

A long history of innovation and deep customer connection has made Orlaco a leader in the field of vision and safety. Orlaco designs, manufactures and sells a wide variety of innovative camera-based vision systems, monitors and related products primarily to heavy off-road machinery, commercial on road vehicles, lifting cranes and the warehousing and logistics industry. These products provide a greater field of view in all operating conditions increasing the safe operation of a wide variety of working vehicles.

Since July 2015, Stoneridge and Orlaco have jointly developed the MirrorEye™ mirror replacement system which is the industry leading solution to improve the safety and fuel economy of commercial vehicles. The MirrorEye™ system integrates Orlaco’s camera technology and Stoneridge’s driver information capabilities (display, electronics and system integration) as well as the combined software capabilities of both companies.

“The acquisition of Orlaco has a strong and complementary strategic rationale, enhancing our plans to grow and diversify our business, serve new markets and deliver exceptional value to our customers and shareholders,” said Jon DeGaynor, President and Chief Executive Officer, Stoneridge, Inc. “This acquisition will enhance our global technical capabilities in vision systems. During our partnership over the past two years, Stoneridge and Orlaco have developed a strong partnership built on innovation and growth. Our MirrorEye™ system provides a solution to the safety and fuel economy challenges facing commercial vehicles and fleets while providing a platform for future growth adjacencies.”

“Innovation is critically important in today’s rapidly evolving vehicle marketplace. With this acquisition, Stoneridge is leveraging Orlaco’s existing entrepreneurial approach into greater optimized solutions for OEM customers than we could do as a stand-alone company.” said Henrie van Beusekom, Chief Executive Officer, Orlaco.

“Orlaco’s existing safety and vision capabilities will be augmented with Stoneridge as the new owner through expanded customer base and broader product capability. Our combined product portfolio and technologies will deliver a compelling value proposition to the vehicle industry.”

“Stoneridge, in combination with Orlaco, is merging the best of both worlds in safety and vision.”

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Novi, Michigan, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial vehicle, motorcycle, agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

About Orlaco

Orlaco, headquartered in the Netherlands with offices in the United States, Germany, Canada and Japan, is a leading supplier of vehicle camera solutions that has successfully built a global business for nearly 25 years. It has strong, leading positions in heavy-duty off-road machines, on-road trucks, forklifts, and lifting mobile cranes, as well as the aftermarket and to OEMs. For more information, please visit www.orlaco.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in automotive, commercial vehicle, motorcycle, off-highway vehicle and agricultural equipment production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company's facilities or at any of the Company's significant customers or suppliers; the ability of the Company's suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business, including Orlaco. In addition, this release contains time-sensitive information that reflects management's best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company's periodic filings with the Securities and Exchange Commission.

For more information contact:

Matthew R. Horvath

Director of Investor Relations and M&A

Matthew.Horvath@stoneridge.com

248.324.3883